INDEPENDENT AUDITORS' CONSENT

The Board of Directors
Esquire Communications Ltd:

We consent to incorporation by reference in the registration statement (No. 333-33629) on Form S-8 of Esquire Communications Ltd. of our report dated March 27, 1998, relating to the balance sheets of Esquire Communications Ltd. as of December 31, 1997 and 1996, and the related statements of operations, stockholders' equity, and cash flows for each of the years in the two-year period ended December 31, 1997, which report appears in the December 31, 1997, annual report on Form 10-KSB of Esquire Communications Ltd.

                                             KPMG Peat Marwick LLP

San Diego, CA.
March 30, 1998